Exhibit 99.1

Moderator’s Comments:

•                  Good morning. My name is [insert name] and I will be your conference call facilitator today. At this time, I would like to welcome everyone to Analysts International Corporation’s 2012 Fourth Quarter and Full Year conference call. All lines have been placed on mute to prevent any background noise.

•                  On the call today we have AIC’s President and Chief Executive Officer Brittany McKinney, and Senior Vice President and Chief Financial Officer Lynn Blake. Brittany and Lynn will update you on the performance of the business and following their remarks there will be an opportunity for questions and answers.

•                  Before we begin, let me remind you that remarks made during this conference call will contain forward-looking statements. These forward-looking statements are based on current expectations of management and do not guarantee future performance. Such statements involve inherent risks and uncertainties, including those identified in the risk factors section of the Company’s most recently filed 10-K. These risk factors could cause actual results to differ materially from those projected in any forward-looking statements. The Company assumes no obligation to update any forward-looking statements made during this conference call. For more information, please refer to the Company’s press release and SEC filings which are available on its website at www.analysts.com.

•                  As a reminder, this call is being recorded.

•                  Thank you. I will now turn the conference over to Brittany.

Brittany’s Comments:

Thank you for joining our call to discuss our 2012 results and our outlook on the coming year.

•                  Fourth quarter revenue and earnings were in line with our forecast, coming in at the low end of our guidance as we closed out a year of significant challenge AND change. In 2012, we strengthened our team by hiring a new chief financial officer and experienced sales leadership. In addition, we continued to invest in our go-to-market approach to build sustainable, recurring revenue streams.

•                  Our number one strength is our long-standing marquis clients who place a high value on their relationship with AIC. As evidence of this, for the second year in a row - we received Inavero’s, Best in Staffing award, based on independent client surveys. AIC’s service quality scores are four times the industry average.

•                  In 2013, we will leverage these relationships as we continue to grow our strategic accounts and build out application-specific capabilities that are in high demand.

I will give you more detail and color on the business but before I do that, I’ll turn the call over to Lynn to discuss the 2012 financial results.

Lynn’s Comments:

Thank you, Brittany.

Our Q4 release and 10-K filing contain our complete fourth quarter and fiscal year 2012 financial results.  Rather than going through all of the details, I’ll provide a summary of the results and additional commentary on the drivers.  Then Brittany will discuss the business trends and outlook for 2013.

As Brittany has already noted, we’re coming off a challenging 2012, in which we experienced a revenue and earnings decline despite overall growth in the IT services industry. In short, while we made necessary investments in 2012, the financial return on these investments was not enough to offset our revenue decline in other areas of the business.

I’ll briefly summarize the year-over-year P&L results:

•                  For the fourth quarter:

•                  Revenue was $25.5 million, a decline of 6% from fourth quarter 2011;

•                  Gross margin was 21.7%, compared to 24.8% in the prior year quarter; and

•                  EBITDA was $416,000, compared to EBITDA of $1.4 million in Q4 of 2011.

•                  For the full year:

•                  We ended 2012 with revenue of $105.8 million, down 3% from fiscal year 2011;

•                  Our gross margin rate for the year was 22.4%, compared to 24.2% in the prior year; and

•                  EBITDA was $1.0 million, compared to EBITDA of $4.0 million in fiscal 2011.

Now let me discuss some of the key factors that impacted the results in both the fourth quarter and the year:

•                  Our revenues in Q4 and the full year were significantly impacted by year-over-year declines in markets we have exited and clients where we have chosen to no longer be a prime vendor. These revenue declines totaled $1.1 million and $4.5 million for the fourth quarter and full year, respectively. The good news is that these planned exits are mostly behind us now and should not be a significant drag on our results going forward.  The exited markets contributed approximately $1 million in revenue in 2012 that won’t recur in 2013.

•                  In addition, we experienced a decline of approximately $5M in fiscal 2012 due to a pull-back in spending from two of our largest accounts. Our business with one of these clients is back to pre-2012 levels, but we are no longer a vendor at the other. The loss of this client will impact 2013 revenue negatively by about $1.5 million.

•                  As we have discussed on earlier calls, the ramp in top-line growth in our strategic accounts was slower than planned in 2012 and therefore was not sufficient to offset these significant declines.

•                  Another factor impacting revenue was that we experienced an increase in attrition among our consultants in 2012.  The result was a 10% reduction in consultant headcount at year-end 2012 compared to year-end 2011.  In addition to the client spend reductions already discussed; key contributors to the higher attrition rate were an increase in client conversions as well as voluntary turnover of consultants.  The market for skilled IT consultants is increasingly tight and competitive, and we expect the higher attrition rate to remain a market dynamic in the year ahead.

•                  Finally, 2012 had 253 billing days, compared to 254 billing days in 2011.  Both the 2012 and 2011 fourth quarters had 62 billing days.

Turning to gross margin:

•                  Our gross margin rate throughout 2012 was impacted by increased benefits expense — primarily medical costs.  We experienced an unanticipated increase of over $1 million in our self-insured medical plan costs last year due to increased claims. Year-over-year, the higher benefits expense had an unfavorable margin rate impact of 210 basis points in the fourth quarter and 100 basis points for the full year.

•                  Additionally, due to the tight labor market, we chose to retain consultants with certain high-demand skill sets to support our strategic growth initiatives in between project assignments.  This resulted in lower utilization, which had a negative gross margin impact of 50 basis points in the fourth quarter and 25 basis points for the year.

From an EBITDA perspective:

•                  The lower revenue and gross margin obviously had the most significant impact on our bottom-line performance.  From an operating expense standpoint, our fourth quarter SG&A was down slightly, by approximately $150,000, compared to the fourth quarter of 2011.  For the full year, operating expenses were up approximately $300,000, driven primarily by additional investment in our National Sales organization.

Now turning to the balance sheet:

•                  We ended 2012 with a strong balance sheet.

•                  We had $1.6 million in positive operating cash flow for both the fourth quarter and the full year, partially driven by a fourth quarter improvement in DSO from 66 days in Q3 to 62 days in Q4.

•                  Our year-end cash balance was $5.8 million.  This compares to $4.5 million at the end of Q3 and $5.1 million in cash a year ago.

•                  We continue to have no debt and do not anticipate a need to draw on our credit line.

Finally, we amended our credit facility in February.  The amendment extends the term of our bank agreement by two years, through September 2016, and provides greater borrowing availability and more favorable covenants. More details are included in our 10-K filing.

I’d like to close by emphasizing that despite our growth challenges in 2012, we are ending the year profitably, with strong internal controls and a solid balance sheet, and we have made many key investments necessary to position the Company well as we move into 2013.

With that, I will turn the call back to Brittany . . .

Brittany’s Comments:

•                  After that recap of the factors in 2012, I’d like to discuss what we are doing to address our challenges and the opportunities we see moving forward.

•                  As Lynn said, this is an industry that’s growing. We see several key growth drivers:

•                  Technology is being used to drive innovation, growth and cost reductions

•                  The increase in regulation is driving the need for compliance and reporting

•                  And companies are using IT staffing as a means to supplement their headcount

•                  The top priorities for CIOs include big data, cloud computing and mobile applications. Demand is strong for IT consultants, especially within these technical areas. And the overall labor market remains tight with IT unemployment around 3%.

With that as the industry background, let me talk about how our strategy addresses the challenges Lynn described and the opportunities we see going forward

Our objective is to grow our strategic accounts—where we can drive significant, recurring revenue streams—to be a larger portion of the total Company. Today, our strategic accounts represent approximately 55-60% of our client portfolio. We expect to grow that to 65% by the end of 2013.

We are doing this by focusing on specific geographic markets and industry verticals where we have the greatest opportunities as well as leveraging our application-based capabilities.

So, let me talk about geographic markets:

•                  There are certain markets where we have key long-standing engagements, a critical mass of consultant talent and we are doing well in those markets.

•                  Some of our strongest markets include the Twin Cities, Kansas City, Michigan and Dallas. In 2012, we added experienced sales executives in two of these markets.

•                  At the same time, we brought in senior sales executives to focus on our strategic accounts at a national level and, for the first time in many accounts, we began meeting with the highest levels of the organization.

•                  As I said last quarter, the roll out of the national sales strategy is taking longer than I would like. The sales leadership transition was disruptive in 2012. However, we are getting the client meetings and having the right conversations. Now we need to translate that into revenue. We believe this strategy targets an opportunity-rich environment with significant growth potential and expect it to pay off. In fact, we  saw double digit growth in several of our top 20 accounts in 2012.

In addition to our geographic focus, we are also building out our expertise in industry verticals.

•                  For example, AIC has always had a strong presence in the health care industry but we have not focused on it as an industry vertical

•                  At the end of 2012, we assigned resources to focus on this vertical and drive additional business

•                  This is an attractive market that is broader than just providers—it includes payers, government as well as others. With all of the change that’s occurring in this industry, combined with the issues related to compliance, demand for IT services is high

Lastly, we are focusing on expanding our expertise in specific application areas where we can deliver higher value to our clients.

•                  For example, one of our key strengths is in Secured Information Sharing where AIC is recognized as a thought leader

•                  Our consultants are involved in setting industry-wide standards in this area and are partnering with our clients to deliver innovative services

•                  We will leverage these capabilities into other areas of information management and exchange

As we mentioned before, the availability of experienced consultants remains tight across the industry. To address the tight labor market and the impact that’s having on our attrition rates, we are focused on enhancing our recruiting organization and improving our retention programs.

As we look ahead to the coming year,

•                  Q1 is typically a soft quarter for the industry and, as Lynn mentioned, we are at a low point for consultant headcount coming into the quarter

•                  Therefore, we expect Q1 to be down sequentially from Q4, while maintaining profitability

•                  We expect Q1 to be our softest quarter for the year

•                  In retrospect, we had a strong 2011 and a disappointing 2012

•                  Looking at the full year 2013, we believe the current business performance will be between 2011 and 2012 results, with growth in both revenue and earnings year-over-year

•                  Any upside will come from incremental growth in our strategic accounts

In 2013, I am focused on:

•                  Growing revenue in our strategic accounts

•                  Maintaining profitability

•                  And preserving the financial stability of the company

With that, I’ll take your questions

Open up for Q&A

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